Exhibit 99.1

PRESS RELEASE

THE CHEESECAKE FACTORY HOLDS
ANNUAL MEETING OF STOCKHOLDERS

FOR IMMEDIATE RELEASE	CONTACT: JILL PETERS
(818) 871-3000

Calabasas Hills, CA – May 27, 2008 – The Cheesecake Factory Incorporated (NASDAQ: CAKE) today announced that at its Annual Meeting of Stockholders held on May 22, 2008, stockholders reelected two directors, approved a proposal to eliminate the Company’s classified board structure, ratified the appointment of independent auditors and voted against an amendment to a stock incentive plan.

At the meeting, stockholders voted to reelect both Chairman and CEO David Overton and independent director Agnieszka Winkler each for a three-year term and until their successors are elected and qualified.  Each nominee received the affirmative votes of approximately 99% of the total shares voted.  Stockholders also approved a proposal to amend the Company’s certificate of incorporation to eliminate its classified board structure and make conforming changes.  As a result, the Company intends for all directors to stand for election to one-year terms beginning at the 2011 Annual Meeting of Stockholders.  Additionally, stockholders ratified the selection of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for fiscal 2008, which will end on December 30, 2008.  Stockholders voted against an amendment to the Company’s Amended and Restated 2001 Omnibus Stock Incentive Plan to clarify that eligible individuals under the plan include directors, whether or not employed by the Company.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1978 with the introduction of its namesake concept and continues to define it today with the two highest productivity concepts in the industry.  The Company operates 141 restaurants throughout the U.S. under The Cheesecake Factory® name with an extensive menu of more than 200 items and fiscal 2007 average annual unit sales of approximately $10.4 million.  Grand Lux Cafe®, the Company’s second concept, has 13 units in operation across the U.S. offering a broad menu of more than 150 items and average annual unit sales of approximately $12.7 million in fiscal 2007.  The Company also operates two bakery production facilities in Calabasas Hills, CA and Rocky Mount, NC that produce over 60 varieties of quality cheesecakes and other baked products.  Additionally, the Company licenses two bakery cafe outlets to another foodservice operator under The Cheesecake Factory Bakery Cafe® mark.  For more information, please visit thecheesecakefactory.com.

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The Cheesecake Factory Incorporated

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100